Exhibit (a)(1)(a)

ANTRIABIO, INC.
1450 Infinite Drive

Louisville, Colorado 80027

December 15, 2016

Holders of Eligible Warrants issued between December 2013 and April 2015

Re:	AntriaBio Warrant Amendment Program

Ladies and Gentlemen:

I am happy to announce that we are offering you the opportunity to participate in AntriaBio, Inc.’s Warrant Amendment Program. As you know, we issued warrants to investors in private placement financings that occurred between December 2013 and April 2015 (the “Eligible Warrants”).

The Warrant Amendment Program will allow you to agree to the amendment of your Eligible Warrants so that you may exercise the warrants at a new price of $1.65 per share at any time during the term of the Amended Warrant (as defined herein), which will have a new expiration date of the earlier of (i) January 31, 2020 and (ii) the twentieth (20) day after the date on which the Acceleration Notice is given. Your Eligible Warrants that you choose to have amended (the “Amended Warrants”) will cover the same number of shares as your Eligible Warrants before their amendment and, except as described above, will remain subject to all of the same terms and conditions as your Eligible Warrants before this amendment.

If you participate, you must elect to amend all of your Eligible Warrants.

In accordance with SEC regulations you have twenty (20) business days to decide whether to participate in the Warrant Amendment Program. At the end of the offer period, we will close the offer period and the Eligible Warrants that are accepted for inclusion in the Warrant Amendment Program will be amended effective as of the closing of the offering period. We expect the offer period to close on January 31, 2017, unless extended.

The Warrant Amendment Program is being made under the terms and subject to the conditions of an Offer to Amend and the related Election Form, Withdrawal Form, Accredited Investor Questionnaire and Warrant Amendment, which are attached and are available in our SEC filing and can be accessed on the SEC’s web site at www.sec.gov. You should carefully read all of these documents before you decide whether or not to participate in the offer.

We have attempted to anticipate many of the questions you may have regarding the terms of the Warrant Amendment Program and have included some frequently asked questions as part of the Offer to Amend. We will also distribute to you an addendum setting forth your Eligible Warrants and the date through which such Eligible Warrants will remain exercisable and the extent to which shares of common stock issuable upon the exercise of the Eligible Warrants have registration rights.

Participation in the Warrant Amendment Program is completely voluntary. Participating in the Warrant Amendment Program involves risks that are discussed in the Offer to Amend. We recommend that you speak with your own personal financial planner or other personal financial, legal and/or tax advisors to weigh the benefits and risks involved in participating in the Warrant Amendment Program. If you choose not to participate, you will retain your current Eligible Warrants under their current terms and conditions.

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To participate in the Warrant Amendment Program, you must properly complete and sign the Election Form, Accredited Investor Questionnaire and Warrant Amendment and return it to us before the offer expires at 4:00 p.m., Mountain Time, on January 31, 2017 by email at investor-relations@antriabio.com or by hand or overnight courier to AntriaBio, Inc., 1450 Infinite Drive, Louisville, Colorado 80027, Attention: Noopur Liffick. If Ms. Liffick has not received your properly completed and signed Election Form, Accredited Investor Questionnaire and Warrant Amendment before the offer expires, you will have rejected this offer and you will keep your current Eligible Warrants to the extent such Eligible Warrants have not expired. These documents are included with the Offer to Amend, which is enclosed, and are available in our SEC filing, which can be accessed on the SEC’s web site at www.sec.gov.

Please carefully read all of the offer documents. This letter is an introduction to the offer, but does not detail all the terms and conditions that apply. You should direct questions about the offer or requests for additional copies of this Offer to Amend and the other Warrant Amendment Program documents to Noopur Liffick, AntriaBio, Inc., 1450 Infinite Drive, Louisville, Colorado 80027, email: investor-relations@antriabio.com.

Very truly yours,

By:	/s/ Nevan C. Elam
Name:	Nevan C. Elam
Title:	Chief Executive Officer

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